Exhibit 2.1

 EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

EXAMWORKS, INC.,

G&L INTERMEDIATE HOLDINGS, INC.,

G&L INVESTMENT HOLDINGS, LLC,

ABRY PARTNERS V, L.P.

AND

ABRY SENIOR EQUITY II, L.P.

DATED AS OF February 3, 2014

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of February 3, 2014, is made and entered into by and among EXAMWORKS, INC., a Delaware corporation (the “Purchaser”), G&L INTERMEDIATE HOLDINGS, Inc. (“Holdings”), a Delaware corporation, G&L Investment Holdings, LLC, a Delaware limited liability company (the “Shareholder”), ABRY PARTNERS V, L.P., a Delaware limited partnership (“ABRY Partners”), and ABRY SENIOR EQUITY II, L.P., a Delaware limited partnership (“ABRY Equity,” and, collectively along with ABRY Partners and the Shareholder, the “Seller Parties”).

RECITALS:

WHEREAS, the Shareholder owns all of the issued and outstanding shares of capital stock of Holdings (the “Shares”);

WHEREAS, the Seller Parties own and control a majority of the membership interests of Shareholder;

WHEREAS, Holdings is the owner, directly or indirectly, of 100% of the equity interests of each of the Acquired Companies; and

WHEREAS, upon and subject to the terms and conditions set forth herein, the Shareholder proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Shareholder, all of the Shares in exchange for the consideration set forth herein.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Certain Definitions. The following terms, as used herein, have the meanings set forth below:

“ABRY Equity” has the meaning set forth in the Preamble.

“ABRY Partners” has the meaning set forth in the Preamble.

“Acquired Companies” means Holdings, The G&L Companies, Inc., a Delaware corporation, G&L Acquisition Holdings, Inc., a Delaware corporation, Gould & Lamb, LLC, a Florida limited liability company, Gould & Lamb Trust Company, LLC, a Florida limited liability company and National Institute for Medicare & Medicaid Education, LLC, a Florida limited liability company.

“Accounting Referee” has the meaning set forth in Section 3.4(c).

“Affiliate” of any specified Person means any other Person that, directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time.

“Articles” has the meaning set forth in Section 4.1(a).

“Business” means the business of providing Medicare compliance services, review of medical records, medical and vocational case management, bill reviews, projections of future medical costs, calculating Medicare set aside allocations, electronic reporting of settlements, judgments and awards to CMS, pharmaceutical diagnostic analysis, durable medical equipment and pharmacy benefit management services, independent medical examinations, peer reviews and other related services (including, without limitation, physician examinations for the workers compensation and liability insurance industry for self insureds, including appearing and testifying as an expert witness in legal proceedings and evaluations under oath and the administration of claimant funds following settlements). “Business” shall include, without limitation, functions such as sales, billing, record keeping, information technology, software development and support, network management performed in connection with the foregoing.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York or in Boston, Massachusetts.

“Cap” has the meaning set forth in Section 9.5(a).

“Change of Control Payments” means (i) payments or bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing (ii) any obligation for amounts owed to any Person under any noncompetition, severance, change of control, retention, stay put or similar arrangement, whether triggered prior to or at the Closing and, if put in place in order to retain employees or consultants’ continued employment or engagement with an Acquired Company, whether payable on or after the Closing Date, other than any such arrangement entered into following the Closing, (iii) payroll, employment or other Taxes, if any, required to be paid by Purchaser (on behalf of the Acquired Companies), or any Acquired Company with respect to the amounts payable pursuant to this Agreement described in clause (i) and (ii), and (iv) the forgiveness of any loans or other obligations owed by any Acquired Company or employees in connection with the transactions contemplated by this Agreement, in each case (i) –(iv), excluding any payments arising under any Employment Agreement whether entered into before or after the Closing or otherwise as a result of the termination of any employee of the Acquired Companies at the direction of the Purchaser prior to the Closing or at the direction of the Acquired Companies after the Closing.

“Closing” means the consummation of the purchase and sale of the Shares, as set forth in Article VIII of this Agreement.

“Closing Date” means the date of this Agreement.

“Closing Date Indebtedness” means any indebtedness of, or guaranteed by, any Acquired Company with respect to (a) borrowed money; (b) notes payable; (c) capital leases; (d) accrued but unpaid fees, costs and expenses of any of the Acquired Companies to the transactions contemplated pursuant to this Agreement; (e) Change of Control Payments; and (g) installment sale Contracts or other Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses, as of the Closing Date.

“Closing Date Indebtedness Statement” has the meaning set forth in Section 3.2.

“CMS” means the United States Centers for Medicare and Medicaid Services.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Gould & Lamb, LLC, a Florida limited liability company.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained by Shareholder or any Acquired Company or to which Shareholder or any Acquired Company makes or has an obligation to make, contributions, or with respect to which Shareholder or any Acquired Company has any liability or obligation.

“Company Contracts” means those Contracts to which any Acquired Company is a party or by which it is bound.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to any Acquired Company, including the Company Software.

“Company Licensed Software” means all Software used by the Acquired Companies (including off-the-shelf software) other than Company Proprietary Software.

“Company Proprietary Software” means all Software owned by the Acquired Companies.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of the Acquired Companies.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Confidential Information” means any data or information concerning the Acquired Companies, the Business (including trade secrets), the Shares, or the Purchaser or its Affiliates, without regard to form, regarding (for example and including) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; (f) the fact that the Acquired Companies are an acquisition target or the Purchaser is the purchaser or any information regarding this Agreement or the transactions contemplated hereby; and (g) discoveries, developments, trade secrets, processes, formulas, data, lists and all other works of authorship, mask works, ideas, concepts, know-how, designs and techniques, whether or not any of the foregoing is or are patentable, copyrightable or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information (i) was, is or becomes publicly known and in the public domain through means that do not involve a breach by Holdings or the Seller Parties of any covenant or obligation set forth in this Agreement, (ii) was, is or becomes available on a non-confidential basis from a source not known to be bound by a confidentiality obligation, or (iii) was or is developed independently and without reference to the Confidential Information.

“Contract” means any contract, sub-contract, agreement, lease, license, commitment, sale and purchase order, note, loan agreement or any other arrangement or understanding of any kind, whether written or oral, and whether express or implied.

“Constituent Documents” has the meaning set forth in Section 4.1(a).

“Consultant” has the meaning set forth in Section 4.16(a).

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Customer” means a customer of the Company that paid the Company at least $50,000 in the aggregate in either of the years ended December 31, 2012 or 2013.

“Direct Claim” has the meaning set forth in Section 9.3(c).

“Disclosure Schedules” has the meaning set forth in Article IV.

“Earnout Amount” has the meaning set forth in Section 3.6(a).

“Earnout Arbiter” has the meaning set forth in Section 3.6(c).

“Earnout Business” means the following services to the extent performed by the Acquired Companies: Medicare set asides, mandatory insurer reporting, CMS submission, claims settlement allocations, future medical cost projections, conditional payment research and conditional payment final demand, life care plans, conditional payment negotiation, drug management review, post settlement administration services, future allowable Medicare estimates, ClaimDRIVER, DocuGAP, and Stop the Pain program. For the avoidance of doubt, the Earnout Business shall not include any such services or similar services that are provided by Purchaser or its subsidiaries prior to the Closing Date or any such services or similar services of any business or attributed to any assets, in each case, that Purchaser acquires or assumes subsequent to the Closing Date, provided that such services are not sold or bundled by the Purchaser with services provided by the Acquired Companies, in which case they shall be included in Earnout Business, but only to the extent of services actually performed or provided by the Acquired Companies. The Purchaser shall be deemed to acquire or assume an Earnout Business if its enters into and closes a stock or asset purchase transaction with respect thereto or otherwise hires the employees or enters into any management or other contractual relationship with the owners or operators of any such business subsequent to the Closing Date.

“Earnout Determination Date” has the meaning set forth in Section 3.6(c).

“Earnout Period” has the meaning set forth in Section 3.6(a).

“Earnout Records” has the meaning set forth in Section 3.6(b).

“Earnout Report” has the meaning set forth in Section 3.6(b).

“Earnout Revenue” has the meaning set forth in Section 3.6(a).

“Earnout Review Period” has the meaning set forth in Section 3.6(c).

“Earnout Target” has the meaning set forth in Section 3.6(a).

“Employee” has the meaning set forth in Section 4.16(a).

“Employee Benefit Plan” means each plan, fund, program, arrangement, or agreement providing benefits of any kind to any current or former employee, director, officer, natural person service provider or a dependent or beneficiary of any of such Person, including (a) each Employment Agreement, deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code); and (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, material fringe benefits or legal benefits.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement or any other Contract, including offers for any of the above, respecting the terms and conditions of employment or payment of compensation in respect to any current or former director, manager officer or employee of any Acquired Company, including, without limitation any such Contract, agreement, arrangement or offer with Shareholder.

“End of the Day Rule” has the meaning set forth in Section 7.4(b).

“Environmental Laws” means all Laws in effect on or prior to the Closing Date relating to pollution, protection of human health and safety from exposure to Hazardous Materials, or protection of the environment, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) and other similar federal, state and local statutes.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person other than any Acquired Company that, together with any Acquired Company, would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 3.3(a)(ii).

“Escrow Agreement” has the meaning set forth in Section 3.5.

“Escrow Deposit Amount” has the meaning set forth in Section 3.3(a)(ii).

“Escrow Fund” has the meaning set forth in Section 3.5.

“FMLA” means the United States Family and Medical Leave Act.

“Fiduciary” has the meaning set forth in Section 4.17(c).

“Final Earnout Report” has the meaning set forth in Section 3.6(c).

“Final Earnout Revenue” has the meaning set forth in Section 3.6(c).

“Final Working Capital Schedule” means the Working Capital Schedule, as finally determined pursuant to Section 3.4.

“Financial Statements” means (a) the audited consolidated financial statements of the Shareholder consisting of the balance sheet of the Shareholder as at December 31 in each of the years 2012, 2011 and 2010 and the related statements of operations, members’ equity and cash flows for the years then ended and (b) unaudited financial statements of the Shareholder consisting of the balance sheet of the Shareholder as at December 31, 2013 and the related statements of operations, members' equity and cash flows for the twelve (12) months then ended.

“Fundamental Representations” has the meaning set forth in Section 9.4.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) nation, state, commonwealth, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or tribunal); (d) multi-national or supra-national organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator; (f) self-regulatory organization; (g) medical board (h) bar association or (i) official of any of the foregoing.

“Hazardous Materials” means any pollutant, any dangerous or deleterious chemical or substance, any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound, and any hazardous substance, material or waste, whether solid, liquid or gas, in each case that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of friable asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HIPAA” has the meaning set forth in Section 4.13(b).

“HMO” has the meaning set forth in Section 4.17(g).

“Holdings” has the meaning set forth in the Preamble.

“Holdings Common Stock” has the meaning set forth in Section 4.1(d).

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Industry Certifications” has the meaning set forth in Section 4.24.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (f) all Software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any rights equivalent to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Seller Parties” means, (a) with respect to the Company, all facts known by any of the individuals listed on Schedule 1.1(a) or which reasonably should have been known by such Person in the reasonably prudent exercise of Person’s duties as an employee or executive officer of any Acquired Company or any Seller Party and without any personal liability; and (b) with respect to the Seller Parties and any Acquired Company other than the Company, all facts known by any of the individuals listed on Schedule 1.1(b) or which reasonably should have been known by such Person in the reasonably prudent exercise of Person’s duties as an employee, director, manager or executive officer of such entity and without any personal liability.

“Laws” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued or entered by, all Governmental Entities.

“Leased Real Property” means the parcels of real property of which any Acquired Company is the lessee or sublessee (together with the rights to all fixtures and improvements thereon held by an Acquired Company).

“Licenses” means all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor, including, without limitation, workers’ compensation, independent medical examination, independent review organization and utilization review licenses, registrations and permits.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Losses” means any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (including amounts paid in settlement, costs of investigation and reasonable attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a third party claim. Notwithstanding the foregoing, with respect to Direct Claims, Losses shall not include any punitive, speculative, remote, or indirect damages.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of facts, changes, events, effects or occurrences) that has, has had or is reasonably likely to have a materially adverse effect on the financial condition, business, results of operations, properties, assets or liabilities (including contingent liabilities) of the Acquired Companies, including, without limitation, (i) any change in Laws affecting any Acquired Company or its business or any part thereof (ii) any change or proposed change in any rule, policy or procedure of CMS affecting any Acquired Company or its business or any part thereof; (iii) the institution of any litigation, proceeding or action by or against any Acquired Company or any representatives of any Acquired Company; (iv) the bankruptcy or insolvency of any Acquired Company. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) has prevented or materially delayed, or would be reasonably likely to prevent or materially delay, the performance by any Acquired Company or any Seller Party of their obligations hereunder or the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary, none of the foregoing shall be deemed to constitute a Material Adverse Effect to the extent arising primarily from (a) changes in general economic conditions; (b) acts of war, terrorism or military actions (or the escalation thereof); or (c) any changes in accounting rules including GAAP; provided, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (c) immediately above there shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquired Companies compared to other participants in the industries in which the Acquired Companies conduct their business.

“Max Earnout Amount” has the meaning set forth in Section 3.6(a).

“Medical Provider” means any physician, nurse or other medical professional engaged or used to perform services for the Business.

“Medical Provider Agreement” means Contracts, including any fee schedules with Medical Providers for the provision of services related to the Business (or which any Acquired Company facilitates as part of the Business).

“MEWA” has the meaning set forth in Section 4.17(d).

“Net Working Capital” means the Working Capital of the Company as of the close of business on the Closing Date.

“Non-Compete Parties” means the Shareholder, ABRY Partners and ABRY Equity.

“Non-Compete Period” means the period beginning on the Closing Date and continuing for a period of five (5) years after the Closing Date.

“Notice of Claim” has the meaning set forth in Section 9.3(c).

“Party” means, the Purchaser, on the one hand, and Holdings and the Seller Parties, on the other hand.

“Parties” means, collectively, the Purchaser, Holdings and the Seller Parties.

“Payoff Letters” has the meaning set forth in Section 8.2(g).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable (excluding Liens arising under ERISA or Code Sections 412 or 430); (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (c) non-exclusive licenses to Intellectual Property granted by an Acquired Company in the ordinary course of business consistent with past practice, (d) any Liens to be released at Closing pursuant to the Payoff Letters, and (e) in the case of the Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interferes in any material respect with the present use of or occupancy of the affected parcel by any Acquired Company, or (ii) has more than an immaterial effect on the value thereof or its use.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Entity or other entity or organization.

“Post-Closing Tax Returns” has the meaning set forth in Section 7.4(e).

“Pre-Acquisition Returns” has the meaning set forth in Section 7.4(a)(i).

“Pre-Closing Tax Periods” has the meaning set forth in Section 7.4(a)(i).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Basket” has the meaning set forth in Section 9.5(a).

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (including the Acquired Companies from and after the Closing), their respective officers, directors, members, managers, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Losses” has the meaning set forth in Section 9.1.

“Reference Balance Sheet” means the unaudited balance sheet of the Shareholder as of November 30, 2013.

“Registered Intellectual Property” means all: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded with or by any Governmental Entity.

“Required Consent” has the meaning set forth in Section 4.4.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any Acquired Company (at or prior to the Closing) or any Seller Party in connection with the transactions contemplated hereby.

“Seller Indemnified Parties” means the Seller Parties and their heirs, executors, successors and assigns.

“Seller Losses” has the meaning set forth in Section 9.2.

“Seller Parties” has the meaning set forth in the Preamble.

“Shareholder” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Recitals.

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Specific Indemnities Cap” has the meaning set forth in Section 9.5(a).

“Straddle Tax Periods” has the meaning set forth in Section 7.4(c).

“Subsidiary Interests” is defined in Section 4.1(e).

“Supplier” means any supplier of goods or services to which the Company paid more than $50,000 in the aggregate in either of the years ended December 31, 2012 or 2013.

“Target Net Working Capital” means an amount equal to $3,300,000.

“Tax Dispute Notice” has the meaning set forth in Section 7.4(a)(iii).

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other charges of a Governmental Entity, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind, including taxes of any Person under Treasury Regulation Section 1.1502-6, for which any Acquired Company or the Purchaser may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Territory” means the United States of America.

“Third-Party Claim” has the meaning set forth in Section 9.3(a).

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988 and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means, as of the relevant time of determination, the aggregate amount of current assets of the Acquired Companies as of such time minus the aggregate amount of current liabilities of the Acquired Companies as of such time, in each case on a consolidated basis in accordance with Section 3.4(e). Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to income or franchise Taxes (current or deferred), cash held in trust for third parties or received by the Company from Purchaser in connection with the Closing, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel or Closing Date Indebtedness.

“Working Capital Deficit” means the amount by which the Net Working Capital is less than the Target Net Working Capital.

“Working Capital Schedule” means a statement of Net Working Capital, as calculated in accordance with GAAP using the accrual method of accounting consistently applied.

“Working Capital Surplus” means the amount by which the Net Working Capital is greater than the Target Net Working Capital.

Section 1.2     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
PURCHASE AND SALE

Section 2.1     Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, the Shareholder shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Shareholder, all of the Shares, free and clear of all Liens.

ARTICLE III
PURCHASE PRICE; ADJUSTMENTS

Section 3.1     Purchase Price. Subject to adjustment pursuant to Sections 3.4 and 3.6, the aggregate amount to be paid for the Shares shall be Seventy-Five Million Dollars and 00/100 ($75,000,000.00) in cash (such amount, as adjusted by Sections 3.4 and 3.6, the “Purchase Price”).

Section 3.2     Statement of Closing Date Indebtedness. Holdings and the Seller Parties have delivered to the Purchaser a statement (the “Closing Date Indebtedness Statement”), signed by an officer of Holdings and the Chief Financial Officer of the Company, which sets forth, by creditor, the aggregate amount of the Closing Date Indebtedness. Copies of the Payoff Letters, delivered in accordance with Section 8.2(g) hereof, are attached to the Closing Date Indebtedness Statement.

Section 3.3     Payment of Purchase Price.

(a)     On the Closing Date, the Purchaser shall, from the Purchase Price:

(i)       pay or cause to be paid, on behalf of the Acquired Companies, the Closing Date Indebtedness, as set forth in the Closing Date Indebtedness Statement;

(ii)      deposit Five Million Dollars and 00/100 ($5,000,000.00) (the “Escrow Deposit Amount”) with SunTrust Bank (the “Escrow Agent”), to be held in escrow as further provided in Section 3.5 below; and

(iii)     pay or cause to be paid to the Shareholder, an amount equal to Seventy Million Dollars and 00/100 ($70,000,000.00) minus the amount of the Closing Date Indebtedness (as set forth in the Closing Date Indebtedness Statement).

(b)     Working Capital Adjustment. Within five (5) Business Days following the determination of the Final Working Capital Schedule in accordance with Section 3.4 below, if there is a Working Capital Surplus, the Purchaser shall pay to the Shareholder an amount equal to the Working Capital Surplus in cash, and if there is a Working Capital Deficit, the Shareholder shall cause to be paid to the Purchaser from the Escrow Fund an amount equal to the Working Capital Deficit in cash. If a dispute exists between the Shareholder and the Purchaser regarding the amount of the Working Capital Surplus or the Working Capital Deficit reflected in the Working Capital Schedule delivered pursuant to Section 3.4(a), the appropriate Party shall pay to the other appropriate Party the uncontested amount prior to the determination of the disputed amount in accordance with Section 3.4.

Section 3.4     Adjustment of Purchase Price.

(a)     Within sixty (60) days following the Closing Date, the Purchaser shall prepare and deliver to the Shareholder the Working Capital Schedule and its calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon.

(b)     The Shareholder shall have thirty (30) days following receipt of the Working Capital Schedule delivered pursuant to Section 3.4(a) during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in detail the basis for such dispute. The Purchaser and the Shareholder shall cooperate in good faith to resolve any such dispute as promptly as possible. Upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Shareholder and the calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon, shall be final and binding upon the Parties. In the event the Shareholder does not notify the Purchaser of any such dispute within such thirty (30)-day period or notifies the Purchaser within such period that it does not dispute any item contained therein, the Working Capital Schedule delivered pursuant to Section 3.4(a) shall constitute the Final Working Capital Schedule, and the Purchaser’s calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon shall be final and binding upon the Parties.

(c)     In the event the Purchaser and the Shareholder are unable to resolve any dispute regarding the Working Capital Schedule delivered pursuant to Section 3.4(a) within fifteen (15) days following the Purchaser’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by one of the following accounting firms, as chosen by the Purchaser (as long as such firm is independent from the Purchaser and Seller Parties and their respective Affiliates: Deloitte, Ernst & Young, PricewaterhouseCoopers, Grant Thornton or BDO Seidman or any other firm of similar size and reputation (the “Accounting Referee”)). In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in the Working Capital Schedule as to which the Shareholder has disagreed. The Accounting Referee’s determination of the Working Capital Schedule and the Working Capital Surplus or Working Capital Deficit, if any, based thereon shall be final and binding on the Parties. The Parties shall direct the Accounting Referee to use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. All fees and expenses of the Accounting Referee shall be shared equally by the Shareholder and the Purchaser.

(d)     Any payments made pursuant to this Section 3.4 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

(e)     The Working Capital Schedule, the Final Working Capital Schedule and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Acquired Companies in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Acquired Companies in the preparation of the Reference Balance Sheet, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated hereby, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP, (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month, and (v) shall be consistent with the sample calculation set forth, and shall not include any additional line items or reserves not contained in Exhibit 3.4(e) or otherwise expressly contemplated by this Agreement.

Section 3.5     Escrow Amount. The Escrow Deposit Amount shall be deposited with the Escrow Agent into an interest-bearing escrow account. The Escrow Agent shall hold the Escrow Deposit Amount in accordance with the terms and conditions of an escrow agreement by and among the Purchaser, the Shareholder and the Escrow Agent dated as of the date hereof (the “Escrow Agreement”). The Escrow Agreement, inclusive of any investment earnings thereon (the “Escrow Fund”) shall remain in escrow following the Closing for disbursement in accordance with the working capital adjustment set forth above and to cover indemnification claims of the Purchaser, in each case, in accordance with the terms of the Escrow Agreement, until the date that is twelve (12) months from the Closing Date, at which time the remaining and undisputed balance of the Escrow Fund shall be released to the Shareholder.

Section 3.6     Earnout.

(a)     In accordance with the terms and conditions of this Section 3.6, Purchaser shall pay to Shareholder, the Earnout Amount based on the Earnout Revenue achieved in the fiscal year ended December 31, 2014 (the “Earnout Period”). The “Earnout Amount” shall be determined as follows: for each One Dollar ($1.00) that the Earnout Revenue exceeds Twenty Eight Million Dollars ($28,000,000) (the “Earnout Target”), Purchaser shall pay to Shareholder Four Dollars ($4.00), up to a maximum Earnout Amount of Eighteen Million dollars and 00/100 ($18,000,000) (“Max Earnout Amount”). “Earnout Revenue” is the gross revenue derived from the Earnout Business during the Earnout Period, as determined in accordance with GAAP as consistently applied in connection with the operation of the Earnout Business in the twelve month (12) period prior to the Closing.

(b)     As promptly as practicable after the end of the Earnout Period, but in any event within sixty (60) days following the end of the Earnout Period, Purchaser shall deliver to Shareholder a certificate signed by the Chief Financial Officer of Purchaser attaching a true and complete written statement (the “Earnout Report”) setting forth a calculation of the Earnout Revenue and a calculation of the Earnout Amount, if any, corresponding to such Earnout Revenue. Purchaser shall, and shall cause its Affiliates to, permit Shareholder to have reasonable access to the books, records, source documents and other documents (including work papers) pertaining to or used in connection with Purchaser’s determination of the Earnout Revenue (the “Earnout Records”) and provide Shareholder with copies thereof.

(c)     If Shareholder disputes any items in the Earnout Report, Shareholder shall within thirty (30) days after receipt of the Earnout Report (the “Earnout Review Period”), deliver written notice to Purchaser of any objections thereto, which written notice shall specify in reasonable detail the rationale for such disagreement and the amount in dispute. Purchaser and Shareholder shall attempt in good faith to reach an agreement as to any matters identified in such written notice as being `in dispute. If Shareholder and Purchaser fail to resolve all such matters in dispute within thirty (30) days after Shareholder’s delivery of such written notice to Purchaser, then any matters identified in such written notice that remain in dispute shall be finally and conclusively determined by one of the following accounting firms, as chosen by the Purchaser (as long as such firm is independent from the Purchaser and Seller Parties and their respective Affiliates: Deloitte, Ernst & Young, PricewaterhouseCoopers, Grant Thornton or BDO Seidman or any other firm of similar size and reputation (the “Earnout Arbiter”)). Promptly, but no later than thirty (30) days after its acceptance of its appointment as the Earnout Arbiter, the Earnout Arbiter shall determine only those matters in dispute and shall render a written report as to the disputed matters and the resulting calculation of the Final Earnout Revenue, which report shall thereupon be conclusive and binding upon the Parties. The fees and expenses of the Earnout Arbiter shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Shareholder. If Shareholder fails to notify Purchaser of any disputes within the Earnout Review Period, the Earnout Report (including the calculation of Earnout Revenue reflected therein) shall be conclusive and binding on the Parties upon the expiration of the Earnout Review Period. If Shareholder notifies Purchaser of its agreement with any items in the calculation of the Earnout Revenue, such items shall be conclusive and binding on the Parties immediately upon such notice. The Earnout Report and the calculation of the Earnout Revenue, as finally determined pursuant to this Section 3.6, shall constitute the “Final Earnout Report” and “Final Earnout Revenue” respectively, for purposes of this Agreement. The date on which the Final Earnout Revenue and applicable Earnout Amount are finally determined in accordance with this Section 3.6 is hereinafter referred to as the “Earnout Determination Date.”

(d)     Promptly following the Earnout Determination Date, and in any event within five (5) Business Days after the Earnout Determination Date, Buyer shall pay to Shareholder by wire transfer of immediately available funds to an account or accounts designated in writing by Shareholder an amount equal to the Earnout Amount based upon the Final Earnout Revenue as determined in accordance with Section 3.6(c).

(e)     The Parties understand that the Purchaser expects to be able to freely run Acquired Companies’ business in its discretion following the Closing. The Earnout Amount opportunity is presented under the understanding that while the Purchaser will act in good faith with respect to the Earnout Amount opportunity and will therefore not take actions for the purpose of evading or minimizing the Earnout Amount, the Purchaser will have full control and direction over the Earnout Business following the Closing, including decisions regarding strategic initiatives, management, staffing and employment matters, sales and customer relations, legal structure, accounting and finance, branding, acquisitions and development, network development, office space, expenses, and other matters.

(f)     The Earnout Amount shall represent only a right to receive a cash payment from Purchaser, subject to the terms set forth herein. The Earnout Amount shall not be deemed an interest in any security, shall not possess any attributes of common stock and shall not entitle the holders thereof to any rights of any kind other than as specifically set forth herein, including, without limitation, any rights as a securityholder or owner in the Acquired Companies. The Earnout Amount shall not be represented by any form of certificate or any other instrument. No interest is payable with respect to the Earnout Amount.

(g)     The Parties acknowledge that (a) there is no assurance that the Shareholder will receive any Earnout Amount and Purchaser has not promised or projected any Earnout Amount, and (b) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(h)     All payments made pursuant to this Section 3.6 shall be treated by the Parties for tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

Section 3.7     Cash Payments. Unless otherwise set forth herein, all cash payments required to be made under this Article III or any other provision hereof shall be made by wire transfer of immediately available funds to such bank accounts as shall be designated in writing by the Person to whom or which the applicable payment is due.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
HOLDINGS AND THE SELLER PARTIES

Except as set forth in the disclosure schedules of the attached hereto (the “Disclosure Schedules”) (provided that disclosure set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained herein shall be deemed to be a disclosure with respect to other applicable representations, warranties and covenants contained in this Agreement only to the extent the applicability of such disclosure to any other applicable representation, warranty or covenant would be readily apparent to a Person reviewing the Disclosure Schedules), Holdings and each Seller Party, jointly and severally, represent and warrant to the Purchaser as follows:

Section 4.1     Organization.

(a)     Each Acquired Company is a corporation or limited liability company duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its state of formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Acquired Company is duly qualified or registered as a foreign corporation and in good standing to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except in those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 4.1(a)(i) contains a true, correct and complete list of the jurisdictions in which each Acquired Company is qualified or registered to do business as a foreign corporation. The Seller Parties have made available to the Purchaser true, correct and complete copies of (i) the articles of incorporation, certificate of formation, or articles of organization, as applicable, of each Acquired Company (the “Articles”); and (ii) the bylaws or operating agreement, as applicable, of each Acquired Company (collectively along with the Articles, the “Constituent Documents”) as currently in effect and its corporate record books with respect to actions taken by the stockholders, members, managers or board of directors, as applicable, as to each Acquired Company. The attached Schedule 4.1(a)(ii) sets forth a list of all of the officers, directors and managers, as applicable, of each Acquired Company.

(b)     Each of the Acquired Companies former legal names, and current and former trade names and d/b/as from the past six (6) years, is listed on Schedule 4.1(b), and other than as set forth on such Disclosure Schedule, the Acquired Companies do not conduct and have not conducted business under any name other than their respective current legal names.

(c)     Other than the Acquired Companies, Holdings does not own, directly or indirectly, any capital stock or other equity, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other Person.

(d)     The authorized capital stock of Holdings consists of 1,000 shares of common stock, par value $.01 (the “Holdings Common Stock”) of which 100 shares have been issued and are outstanding. All of the outstanding shares of Holdings Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable and are owned by the Shareholder as set forth on Schedule 4.1(d). The Shareholder has good, valid, transferable and marketable title to, and record and beneficial ownership of the Shares, being 100% of the issued and outstanding shares of Holdings Common Stock, free and clear of all Liens. All of the outstanding shares of Holdings Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in the Holdings’ Constituent Documents and applicable Contracts.

(e)     Schedule 4.1(e)  sets forth the authorized and issued outstanding capital stock or other equity interest of each of the Acquired Companies other than Holdings (collectively, the “Subsidiary Interests”). Schedule 4.1(e) sets forth each Person that owns any Subsidiary Interest, together with the class and quantity of Subsidiary Interests owned by each such Person. Each Person set forth on Schedule 4.1(e) has good, valid, transferable and marketable title to, and record and beneficial ownership of, all of the Subsidiary Interests set forth opposite such Person’s name on Schedule 4.1(e) and such Subsidiary Interests are free and clear of all Liens. All of the Subsidiary Interests have been duly authorized and validly issued, and are fully paid and non-assessable. Other than the Subsidiary Interests listed in Schedule 4.1(e), no Person owns any shares of capital stock or other equity interest of any Acquired Company (other than Holdings) or any option, warrant, right, call, commitment or right of any kind relating to any such share of capital stock or equity security issued. All of the Subsidiary Interests have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in the Acquired Companies’ Constituent Documents and applicable Contracts.

(f)     None of the Acquired Companies has any (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of any Acquired Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities or equity interest of any Acquired Company, (iii) Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or equity interest of any Acquired Company, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities or equity interest of any Acquired Company. None of the Acquired Companies has issued any debt securities which grant the holder thereof any right to vote on or veto any actions by any of the Acquired Companies.

(g)     Other than as set forth on Schedule 4.1(g), none of the Acquired Companies is a party to or bound by any, and there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other securities or equity interests of any of the Acquired Companies.

(h)     None of the Acquired Companies is now, or has ever been, required to file with the Securities and Exchange Commission any periodic or other reports, or any registration statement, pursuant to the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

(i)      Except for the Business, none of the Acquired Companies is engaged in any other business or commercial activity. All activities of the Acquired Companies’ business is conducted by the Company, and no Person (except in his or her capacity as a director, officer, employee or consultant of the Company) is engaged in the Acquired Companies’ business.

(j)      There are no assets, properties or rights (whether real, personal or mixed and whether tangible or intangible) that are owned or used by the Acquired Companies that are not related to or utilized in the Business. There are no liabilities of the Acquired Companies of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that are not related to the Business.

Section 4.2     Authorization. Each Acquired Company has full corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Seller Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by each Acquired Company and the performance by each Acquired Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of the each such Acquired Company. This Agreement and the Seller Ancillary Documents have been duly and validly executed and delivered by each Acquired Company and constitute the valid and binding agreements of each Acquired Company, enforceable against each Acquired Company in accordance with their respective terms.

Section 4.3     Absence of Restrictions and Conflicts. The execution, delivery and performance by the Acquired Companies of this Agreement and the Seller Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof does not or shall not (as the case may be), with or without the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the Constituent Documents of any Acquired Company; (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which any Acquired Company is a party or by which any Acquired Company or any of the Acquired Company’s properties are bound; (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which any Acquired Company is a party or by which any Acquired Company or any Acquired Company’s properties are bound; (d) contravene or conflict with any Law or arbitration award applicable to any Acquired Company; or (e) result in the creation or imposition of any Lien on any property or asset of any Acquired Company.

Section 4.4     Required Consents. Schedule 4.4 sets forth each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Required Consent” and collectively, the “Required Consents”) under any Law, License, Industry Certification or Contract to which any Acquired Company or any Seller Party is a party that is necessary with respect to the execution, delivery and performance of this Agreement or the Seller Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License, Industry Certification or Contract. Other than set forth on Schedule 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to any Acquired Company or any Seller Party in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents or the consummation of the transactions contemplated hereby.

Section 4.5     Real Property.

(a)     No Acquired Company currently owns, has owned since 2007 nor, to the Knowledge of the Seller Parties, has ever owned, and does not have an option to acquire an ownership interest in, any real property.

(b)     Schedule 4.5(b) sets forth the address of, and lists each lease related to, each Leased Real Property. The leases with respect thereto are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their respective terms.

(c)     Except for the Permitted Liens, no Leased Real Property is subject to (i) any Liens, (ii) any decree or order of a Governmental Entity (or, to the Knowledge of the Seller Parties, threated or proposed decree or order of a Governmental Entity) or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(d)     The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Seller Parties, threatened against any of the Leased Real Property or any improvement thereon. The Leased Real Property constitutes all of the real property utilized by the Acquired Companies in the operation of its business. None of the Leased Real Property is used for any purpose other than the operation of their business.

Section 4.6     Personal Property. All of the tangible personal property and assets of the Acquired Companies (a) are free of defects and in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted and (b) were acquired and are usable in the regular and ordinary course of business. All of the tangible personal property and assets of the Acquired Companies (whether owned, leased or licensed) are located at the Leased Real Property. No Person other than the Company owns any equipment or other tangible personal property or asset that is necessary to the operation of the Acquired Companies’ business. Schedule 4.6 sets forth a true, correct and complete list and general description of each item of tangible personal property of the Acquired Companies, indicating the purchase value and purchase date of each such item, and its accumulated depreciation at December 31, 2013.

Section 4.7     Sufficiency of and Title to Assets. The assets and properties of the Company immediately following the Closing will constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Acquired Companies to conduct their business as conducted during the calendar year ended December 31, 2013 and immediately prior to the Closing. The Company has good title to or, in the case of the Leased Real Property or leased personal property, valid leasehold interests in, their tangible properties and assets, free and clear of all Liens except Permitted Liens.

Section 4.8     Accounts Receivable. All accounts receivable of the Company (a) are valid, existing and represent monies due for goods sold and delivered or services rendered, in each case in the ordinary course of business and (b) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien other than in the ordinary course of business or Permitted Liens. There are no disputes regarding the collectability of any such accounts receivable other than in the ordinary course of business and consistent with past practice.

Section 4.9     Financial Statements. Schedule 4.9 contains true, correct and complete copies of the Financial Statements. The Financial Statements are in conformity with GAAP in all material respects using the accrual method of accounting consistently applied, and have been prepared from, and are in accordance with, the books and records of the Shareholder and the Acquired Companies, which books and records have been maintained on a basis consistent with the past practice of the Acquired Companies; provided however, that interim statements included in the Financial Statements (including the related notes and schedules) are subject to normal year-end adjustments and lack footnote and other presentation items. Each balance sheet included in the Financial Statements (including related notes and schedules, if any) is true, correct and complete and fairly presents the financial position of the Shareholder and the Acquired Companies as of the date of such balance sheet, and each statement of income included in the Financial Statements (including related notes and schedules, if any) is true, correct and complete and fairly presents the results of operations, as the case may be, of the Shareholder and the Acquired Companies for the periods set forth therein. Since the date of the Reference Balance Sheet, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Shareholder or the Acquired Companies. All of the Business is conducted by the Company. The Shareholder does not conduct any business and owns no assets other than the ownership of the Acquired Companies and activities incidental to such ownership.

Section 4.10    No Undisclosed Liabilities. There are no liabilities of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute or otherwise, and whether known or unknown, except for:

(a)     liabilities and obligations fully reflected or provided for in the Reference Balance Sheet;

(b)     liabilities and obligations incurred in the ordinary course of business, since the date of the Reference Balance Sheet, and which are not, individually or in the aggregate, material in amount;

(c)     obligations under executory Contracts; and

(d)     obligations arising hereunder.

Section 4.11     Absence of Certain Changes. Since the date of the Reference Balance Sheet, there has not been any Material Adverse Effect and, except as contemplated by this Agreement or in connection with the preparation for, and/or the consummation of the transactions contemplated by the this Agreement, each of the Acquired Companies has operated its business in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, since the date of the Reference Balance Sheet, and except as set forth on Schedule 4.11, none of the Acquired Companies have:

(a)     borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the ordinary course of business, (ii) liabilities under then-existing Contracts or Contracts entered into in the ordinary course of business, and (iii) borrowings under lines of credit existing on such date;

(b)     made any material change in Tax reporting or accounting principles, practices or policies except as required by Law or GAAP, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable, (ii) settled or compromised any Tax liability, (iii) made, changed or rescinded any Tax election, (iv) surrendered any right in respect of Taxes, or (v) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes other than as the result of filing an extension of the due date of a Tax Return;

(c)     suffered any material theft, damage, destruction or loss (without regard to any insurance) of or to any material tangible asset or assets resulting in losses;

(d)     (i) increased the salary, wages or other compensation rates of any officer, employee, director or consultant other than in the ordinary course of business, or (ii) instituted any material change with respect to any employee benefits;

(e)     sold, assigned, transferred (including, without limitation, transfers to any employees, stockholders or Affiliates), licensed or subjected to any Lien, other than Permitted Liens, any material tangible or intangible assets or properties except sales of obsolete or non-functioning assets made in the ordinary course of business;

(f)     authorized or made any capital expenditures or commitments in excess of $50,000.00; unless (i) consistent with the level of capital expenditures for the most recent fiscal year, (ii) undertaken in order to replace or repair capital goods in the ordinary course of business, or (iii) undertaken pursuant to the requirements of a then-existing Contract;

(g)     amended their Constituent Documents;

(h)     declared or paid any dividends or other distributions with respect to any shares of its capital stock or other equity interests or redeemed or purchased, directly or indirectly, any shares of its capital stock or other equity interest;

(i)      issued or sold any capital stock or other equity interest or split, combined or subdivided its capital stock or other equity interest;

(j)      taken any other action or entered into any other transaction (including any transactions with employees, the Seller Parties or Affiliates) other than in the ordinary course of business or other than the transactions contemplated by this Agreement;

(k)     made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties in excess of $50,000.00;

(l)      made any change in the general pricing practices or policies or any change in the credit practices or policies;

(m)    terminated or granted any material waiver under or given any consent with respect to any Contract other than in the ordinary course of business;

(n)     commenced or terminated any line of business;

(o)     instituted or settled any suit, action, claim, arbitration, proceeding or investigation;

(p)     entered into, amended, terminated, granted any material waiver or consent under or otherwise modified any Contract outside the ordinary course of business; or

(q)     agreed orally or in writing to do any of the foregoing.

Section 4.12     Legal Proceedings. Except as set forth on Schedule 4.12, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Seller Parties, threatened against any Acquired Company or the assets or properties of any Acquired Company before any Governmental Entity. No suit, action, claim, arbitration, proceeding or investigation pending, or, to the Knowledge of the Seller Parties, threatened against any Acquired Company or its assets or properties before any Governmental Entity (including any of those set forth on Schedule 4.12), if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. None of the Acquired Companies is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 4.13     Compliance with Law.

(a)     Each Acquired Company is, and has been for the past three (3) years, in compliance with all applicable Laws in all material respects. No Acquired Company (i) has been charged with, and no Acquired Company has received any written notice that it is under investigation with respect to, and, to the Knowledge of the Seller Parties, is not otherwise now under investigation with respect to, a violation of any applicable Law, (ii) is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity and (iii) has filed all reports and has all Licenses required to be filed with any Governmental Entity on or prior to the date hereof.

(b)     Without limiting the generality of Section 4.13(a), none of the Acquired Companies, nor any Seller Party, nor their respective Affiliates or partners, nor any Persons who provide professional services under agreements with any of the foregoing for the benefit of Acquired Company or the Business, has engaged in any activities which are prohibited by (i) the federal false claims statutes and regulations, (ii) the Medicare and Medicaid statutes and regulations, including, but not limited to, the Federal Medicare/Medicaid Anti-Kickback Statute (42 U.S.C. Section 1320a-7a or 1320a-7b), (iii) the federal Stark law governing related-entity referrals (42 U.S.C. Section 1395nn et seq.) and regulations, (iv) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), (v) the Health Information Technology for Economic and Clinical Health Act, (vi) any regulation regarding the corporate practice of medicine or medical fee arrangements, (vii) any comparable state statute or regulation, or (viii) any other federal, state or local Law, regulation or rule relating to the regulation of the medical or worker’s compensation industry.

(c)     Without limiting the generality of Section 4.13(a), none of the Acquired Companies, nor any Seller Party, nor their respective Affiliates or partners, nor any Persons who provide professional services under agreements with any of the foregoing for the benefit of Acquired Company or the Business (i) has been debarred, disqualified, suspended or excluded from participation under any private, commercial or governmental programs; (ii) has been convicted or charged with (or, to the Knowledge of the Seller Parties, investigated for) criminal offenses under any Law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other misconduct in connection with the delivery of an item or service or with respect to any act or omission under any private, commercial or governmental programs; or (iii) has been subject to any order of, or any criminal, civil or administrative fine or penalty imposed by, any Governmental Entity.

(d)     Without limiting the generality of Section 4.13(a), the operations of each Acquired Company and the Business comply with the Privacy Standards and the Security Standards of HIPAA, including but not limited to, having business associate or confidentiality agreements in effect as required by the Privacy Standards and the Security Standards. Each Acquired Company is currently submitting, receiving and handling or capable of submitting, receiving and handling the transactions that have been standardized pursuant to the TCS Standards of HIPAA in material compliance with the TCS Standards. None of the Acquired Companies, nor any Seller Party, nor their respective Affiliates or partners, nor any Persons who provide professional services under agreements with any of the foregoing for the benefit of Acquired Company or the Business, has either (i) misused or improperly disclosed any protected health information or (ii) breached a confidentiality agreement pertaining to protected health information. None of the Acquired Company has had any Security Incident (as defined in the Security Standards) related to the systems of or information held by such Acquired Company or its agents, employees or contractors.

Section 4.14     Contracts. Each correspondingly lettered Section of Schedule 4.14 sets forth a true, correct and complete list of the following Contracts to which any Acquired Company is a party that are currently in force or under which any Acquired Company has continuing benefits, liabilities and/or obligations (other than the Company Benefit Plans set forth on Schedule 4.17(a) and the insurance policies on Schedule 4.18):

(a)     bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of any Acquired Company;

(b)     Contracts that were not entered into in the ordinary course of business, consistent with past practice;

(c)     leases of any personal property and all other Contracts involving any properties or assets (whether real, personal or mixed, tangible or intangible), involving an annual commitment or payment of or performance having a value of more than $50,000 by any Acquired Company;

(d)     Contracts that (i) limit or restrict any Acquired Company or any officers, directors, managers, members, employees, shareholders or other agents or representatives of any Acquired Company (in their capacity as such) from engaging in any business or other activity in any jurisdiction, (ii) create or purport to create any exclusive or preferential relationship or arrangement (including without limitation, a most-favored nation provision), (iii) otherwise restrict or limit any Acquired Company’s ability to operate or expand its business, or (iv) impose, or purport to impose, any obligations or restrictions on any Affiliate of any Acquired Company;

(e)     Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by any Acquired Company of an amount in excess of $50,000;

(f)     Contracts that provide for any payment or benefit upon the execution hereof or the Closing or in connection with the transactions contemplated hereby, including accelerated vesting or other similar rights;

(g)     Contracts granting any Person a Lien on all or any part of any properties or assets of any Acquired Company;

(h)     Contracts for the cleanup, abatement or other corrective actions in connection with any contamination by Hazardous Materials or the investigation or remediation of any existing environmental condition;

(i)      Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of any Acquired Company;

(j)      Contracts with any agent, distributor or representative that is not terminable without penalty on thirty (30) days’ or less notice;

(k)     Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(l)      Contracts (i) pursuant to which material Company Intellectual Property is licensed or transferred to any third party (other than end user licenses in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any material Company Intellectual Property to the Company (other than licenses for commercially available, off-the-shelf software applications with a replacement cost and/or aggregate annual license and maintenance fee of less than $10,000);

(m)    Contracts providing for the indemnification or holding harmless of any officer, member, manager, director or employee;

(n)     Joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows of any Acquired Company or requiring payments or other distributions based on such profits, revenues or cash flows;

(o)     Contracts with the Company’s top 40 Customers by revenue;

(p)     Contracts with Suppliers;

(q)     outstanding powers of attorney empowering any Person to act on behalf of any Acquired Company;

(r)      Contracts relating to any co-operative organization, franchise organization or similar organization;

(s)     Contracts with any Governmental Entity;

(t)      Employment Agreements;

(u)     Contracts with any independent contractor or consultants;

(v)     Medical Provider Agreements; and

(w)    Contracts (other than those described in Subsections (a) through (v) of this Section 4.14) to which any Acquired Company is a party or by which any Acquired Company’s properties or assets are bound (i) involving an annual commitment or annual payment to or from the Company of more than $100,000 individually or (ii) that are material to the Acquired Companies, individually or in the aggregate.

True, correct and complete copies of all Company Contracts have been provided to the Purchaser. The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to Acquired Companies and, to the Knowledge of the Seller Parties, each other party thereto. There is no existing default or breach of any Acquired Company under any Company Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of the Seller Parties, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Company Contract. None of the Acquired Companies is participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new Contract.

Section 4.15     Tax Returns; Taxes.

(a)     All Tax Returns due to have been filed by any Acquired Company through the date hereof have been prepared in accordance with all applicable Laws, have been timely filed (taking into account any valid extensions of time), and are true, correct and complete in all material respects.

(b)     All Taxes, deposits and other payments for which any Acquired Company has liability (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books of the Acquired Companies.

(c)     The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable, but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Acquired Companies, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Acquired Companies in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(d)     There are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by any Acquired Company.

(e)     All Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of any Acquired Company have been paid in full, accrued on the books of such Acquired Company or finally settled.

(f)     No claims have been asserted, and no proposals or deficiencies for any Taxes of any of the Acquired Companies are being asserted, proposed or, to the Knowledge of the Seller Parties, threatened, and no audit or investigation of any Tax Return of any of the Acquired Companies is currently underway, pending or threatened.

(g)     Schedule 4.15(g) lists all jurisdictions in which each Acquired Company files Tax Returns. No claim has ever been made against any Acquired Company by any Governmental Entity in a jurisdiction where such Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation in such jurisdiction.

(h)     Each of the Acquired Companies has withheld and paid all Taxes required to have been paid by it in connection with amounts paid or owing to any employee, member, manager, director, independent contractor, creditor or shareholder thereof or other third party.

(i)      There are no outstanding waivers or agreements between any Governmental Entity and any Acquired Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by any Acquired Company or any other matter pending between any Acquired Company and any Governmental Entity.

(j)      There are no Liens for Taxes with respect to any Acquired Company or the assets or properties of any Acquired Company, nor is there any such Lien that is pending or, to the Knowledge of the Seller Parties, threatened.

(k)     None of the Acquired Companies is a party to or bound by any Tax allocation or sharing agreement.

(l)      None of the Acquired Companies has been a member of an “affiliated group” of corporations (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was one of the Acquired Companies).

(m)    None of the Acquired Companies has any liability for the Taxes of any Person (other than for itself or another Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(n)     No Acquired Company has at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to any Acquired Company nor has any Acquired Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity.

(o)     No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting, or use of an improper method of accounting, for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) indebtedness discharged with respect to which an election has been made under Section 108(i) of the Code; or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law).

(p)     No Acquired Company is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)     No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 and 361 of the Code.

(r)     Each of Gould & Lamb Trust Company, LLC and National Institute for Medicare and Medicaid Education, LLC has been since its formation treated for federal income Tax purposes as a disregarded entity and not as a corporation.

Section 4.16     Officers, Employees, and Independent Contractors.

(a)     Schedule 4.16(a) contains a complete and accurate list of the following information for each officer and employee (each, an “Employee”) and each individual consultant and independent contractor (each, a “Consultant”) of the Acquired Companies: employer (i.e., which Acquired Company); name; job title; date of commencement of employment or engagement; current compensation paid or payable (including any incentive-based compensation or fringe benefits); sick and vacation leave that is accrued but unused (as of January 24, 2014); and service credited for purposes of vesting and eligibility to participate under any Company Benefit Plan. The Acquired Companies have provided Purchaser with executed copies of all Employment Agreements, consulting agreements, independent contractor agreements, and other agreements between Shareholder or any Acquired Company, on the one hand, and each Employee and Consultant, on the other hand, including without limitation all agreements regarding competitive business activities, proprietary and confidential information and intellectual property. No Acquired Company has received written notice of the existence of any breach on the part of an Acquired Company under any Employment Agreement.

(b)     Within the past three (3) years, no Acquired Company has violated in any material respect the WARN Act with respect to any Employees, the Consultants, or any former employee, consultant or independent contractor of any Acquired Company. To the Knowledge of the Seller Parties, no Employee of any of the Acquired Companies has any present intention to terminate his or her employment relationship with an Acquired Company.

(c)     To the Knowledge of the Seller Parties, (i) no unresolved allegations of immigration-related unfair employment practices by the Company have been made within the past three (3) years with the Equal Employment Opportunity Commission, the Special Counsel for Immigration-Related Unfair Employment Practices or any other governmental agency and (ii) the Company has completed and retained in accordance with Law in all material respects a Form I-9 for all employees currently working in the United States and hired by the Company on or after November 7, 1986. The Company is in compliance in all material respects with state and federal immigration Laws, including, but not limited to the Immigration and Control Act of 1986.

(d)     Except as set forth in Schedule 4.16(d), to the Knowledge of the Seller Parties, no Employee or Consultant of any Acquired Company is bound by any Contract that purports to limit the ability of such Employee or Consultant to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or to assign to the Company any rights to any invention, improvement or discovery, except for any such Contracts between such Employee or Consultant and any of the Acquired Companies.

(e)     For the past three (3) years, with respect to all of its Employees and Consultants, the Acquired Companies have complied with all Laws in all material respects, including without limitation, the Fair Labor Standards Act of 1938 or any similar foreign, federal, state or local Laws, relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, privacy, immigration, wages, hours, overtime compensation, child labor, and collective bargaining, and occupational safety and health. Not in limitation of the generality of the foregoing, all Employees classified as exempt under the Fair Labor Standards Act of 1938 and state and local wage and hour laws are properly classified. All individuals classified and treated by any Acquired Company as consultants or independent contractors are properly characterized, classified and treated as independent contractors under all applicable Laws. Each Acquired Company currently maintains insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims. Holdings and the Seller Parties have provided to the Purchaser a copy of the policy of the Acquired Companies for providing leaves of absence under FMLA. The Acquired Companies are not subject to any special penalty or assessment for failure to pay workers compensation assessments that has not been paid.

(f)     Except as set forth in Schedule 4.16(f), no Acquired Company (i) is a party to any collective bargaining agreement or other labor contract with any works council or similar employee representative; (ii) within the past three (3) years, has experienced any strike, slowdown, picketing, or work stoppage; (iii) is subject to any pending or, to the Knowledge of the Seller Parties, threatened proceeding relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity; (iv) is subject to any pending application or petition for an election of or for certification of a collective bargaining agent or, to the Company’s Knowledge, to any other union organizational activity; (v) is subject to any arbitration, litigation or proceeding relating to any Acquired Company’s current or former employees or consultants; (vi) within the past three (3) years has locked out any of the Employees or currently anticipates any such lock out; and (vii) is subject to any actual or threatened claims or litigation by any Employee, consultant or independent contractor regarding alleged discrimination, unfair treatment, failure to pay wages or any other issues related to their work for the Acquired Company.

(g)     All Employees have been paid all wages, salaries, bonuses and employee benefits that have come due and payable; and all Consultants have been paid all compensation, fees, commissions, bonuses, and other payments that have come due and payable.

Section 4.17     Company Benefit Plans.

(a)     Schedule 4.17(a) contains a true, correct and complete list of each Company Benefit Plan. No Company Benefit Plan is subject to Laws of a country other than the United States.

(b)     With respect to each Company Benefit Plan, the Seller Parties have made available to Buyer, to the extent applicable, true and complete copies of (i) all documents setting forth the current terms of such Company Benefit Plan, including the current plan document and any amendments thereto, (ii) the most recent determination letter received from the IRS with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (iii) the three latest actuarial valuations, (iv) the three latest financial statements, (v) the three latest Form 5500 Annual Reports, including all schedules and attachments thereto, (vi) each current Contract relating to the implementation, administration or funding of any of such Company Benefit Plans, including any trust agreements and insurance policies, (vii) all current summary plan descriptions and summaries of material modifications thereto provided to employees, and (viii) all material correspondence for the past three (3) years to or from any Governmental Entity related to any Company Benefit Plan. Each Company Benefit Plan intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS after January 1, 2006, which takes into account the Economic Growth and Tax Relief Reconciliation Act of 2001 and to the Knowledge of the Seller Parties nothing has occurred which could adversely affect such plan’s tax qualified status.

(c)     Each of the Company Benefit Plans is, and has been, operated in all material respects in accordance with its terms and each of the Company Benefit Plans, and administration thereof, is, and has been, in all material respects in compliance with the requirements provided by any and all applicable Laws currently in effect, including, but not limited to, ERISA, and the Code. The Acquired Companies have performed in all material respects all obligations required to be performed by them under, and there exists no material default or violation of, any Company Benefit Plan. Except as set forth on Schedule 4.17(c), the Acquired Companies have no Company Benefit Plan which is intended to qualify under Section 401(a) of the Code. All required reports and descriptions of the Company Benefit Plans (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been in all material respects timely filed and distributed as required by ERISA and the Code. With respect to each Company Benefit Plan (i) no non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code has occurred or is expected to occur that would result in material liability to an Acquired Company, (ii) no act or omission has occurred in respect of any Company Benefit Plan that would give rise to the imposition on any Acquired Company of any fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA, and (iii) no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to any Company Benefit Plan (other than routine claims for benefits made in the ordinary course of plan administration) is pending, or to the Knowledge of the Seller Parties threatened or imminent against or with respect to any of the Company Benefit Plans, the Acquired Companies, or, if material liability to an Acquired Company would result, any fiduciary, as such term is defined in Section 3(21) of ERISA (“Fiduciary”) . There are no audits, inquiries or proceedings pending or, to the Knowledge of the Seller Parties threatened by any Governmental Entity with respect to any Company Benefit Plan.

(d)     None of the Acquired Companies maintains, sponsors, participates in, contributes to or otherwise has incurred any liability or obligation under (i) any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA or Code Section 412; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer plan” within the meaning of Code Section 413(c) or a “multiple employer welfare arrangement” (“MEWA”) within the meaning of Section 3(40) of ERISA asset; or (iv) any Company Benefit Plan intended to be exempt under Section 501(c)(9) or 501(c)(17) of the Code. With respect to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA subject to Title IV of ERISA or Code Section 412 and maintained or contributed to by any ERISA Affiliate, including without limitation, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, nothing has occurred or is expected to occur that could result in any Acquired Company incurring any liability or obligation relating to such plan.

(e)     Each Acquired Company has timely paid all contributions, premiums, expenses and any other amounts payable to or in respect of any and all applicable Company Benefit Plans to the extent due and owing under the terms thereof and in accordance with applicable Laws (including, without limitation, ERISA and the Code). All contributions, premium payments, and other amounts payable by any Acquired Company under any Company Benefit Plan that have accrued but have not been paid and are not past due as of the Closing Date have been disclosed on the Financial Statements or are reflected in Net Working Capital.

(f)     With respect to each Company Benefit Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, all claims incurred by each Company are (A) insured pursuant to a contract of insurance (that does not provide for any retrospective premium adjustments) whereby the insurance company bears any risk of loss with respect to such claims, (B) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (C) reflected as a liability or accrued for on the Financial Statements. With respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (A) there is no liability of any Acquired Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated at or after the Closing and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of the Seller Parties, no such proceedings with respect to any insurer are imminent.

(g)     Except as set forth on Schedule 4.17(g), none of the Acquired Companies maintains, contributes to, or has any liability for medical, health, or life insurance benefits for terminated employees or for present employees after termination of their employment (other than any group health benefits provided in compliance with Section 4980B of the Code, Section 601 of ERISA or other applicable Law). No Acquired Company has any current or projected liability with respect to post-employment or post-retirement health or life insurance benefits for retired, former, or current employees of the Acquired Companies.

(h)     Each Company Benefit Plan that constitutes a “non-qualified deferred compensation plan” subject to Code Section 409A complies in all material respects with Code Section 409A with respect to its form and operation, and there is no obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(i)      Except as set forth on Schedule 4.17(i), the transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in: (i) any payment of, or increase in, remuneration or benefits, to any officer, director, employee or consultant of any Acquired Company; or (ii) any cancellation of indebtedness owed to any Acquired Company by any employee, officer, director or consultant of such Acquired Company; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any employee, officer, director or consultant of any Acquired Company; or (iv) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). To the extent anything set forth on Schedule 4.17(i) could result (either alone or in combination with any other event) in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), the Seller Parties shall have (i) approved pursuant to the method provided for in the regulations promulgated under Section 280G of the Code any such "parachute payments" or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such "parachute payments" shall not be made or provided for in any manner.

(j)     None of the Acquired Companies has entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan.

Section 4.18     Insurance Policies. Schedule 4.18 contains a true, correct and complete list of all insurance policies carried by or for the benefit of each Acquired Company, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All insurance policies and bonds with respect to the business and assets of the Acquired Companies are in full force and effect and shall be maintained by the Acquired Companies in full force and effect as they apply to any matter, action or event relating to the Acquired Companies occurring through the Closing Date and no Acquired Company has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.

Section 4.19     Environmental, Health and Safety Matters. Each Acquired Company is in compliance with all applicable Environmental Laws in all material respects. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Seller Parties, threatened against any Acquired Company or, to the Knowledge of the Seller Parties, any real property operated or leased by any Acquired Company. None of the Acquired Companies has received any written notice of or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws. To the Knowledge of the Seller Parties, the property leased or operated by the Acquired Companies does not contain any contamination by Hazardous Materials.

Section 4.20     Intellectual Property.

(a)     Schedule 4.20(a) contains a true, correct and complete list of all Company Registered Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with the material Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entities for the purpose of maintaining such Company Registered Intellectual Property. The licensing by any Acquired Company of any Company Registered Intellectual Property has been subject to commercially reasonable quality control.

(b)     The Acquired Companies own, or are licensed or otherwise have the right to use, free and clear of any Liens (other than Permitted Liens), all Intellectual Property used in connection with the operation and conduct of their business.

(c)     Schedule 4.20(c) sets forth a true, correct and complete list of the material Company Proprietary Software. The Acquired Companies have all right, title and interest in and to the Company Proprietary Software, free and clear of all Liens, except Permitted Liens. The Acquired Companies have possession of, and all ownership rights in and to, the source code to the Company Proprietary Software. Except as set forth on Schedule 4.20(c), no portion of the Company Proprietary Software contains or embodies any third party software applications. The Company Proprietary Software conforms in all material respects to the standards generally observed in the industry for similar Software, and is free from material defects, errors and deficiencies and, to the Knowledge of the Seller Parties, is free from viruses, Trojan horses, worms, backdoors, and other code or instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise affect computer programs, data files, or operations.

(d)     Schedule 4.20(d) sets forth a true, correct and complete list of all Company Licensed Software. In the past four (4) years (i) the Acquired Companies have complied in all respects with the terms of any applicable end user license agreement or other Contract applicable to the Company Licensed Software and (ii) has purchased and substantially maintained at all times the requisite number of licenses, users or seats necessary to the operation of the Business. All license, maintenance and/or support fees due in connection with the Company Licensed Software have been fully paid. None of the Acquired Companies has illegally downloaded or copied, or used illegally downloaded or copied version of, any Company Licensed Software,

(e)     All Company Intellectual Property which any Acquired Company purports to own was developed by (i) an employee of such Acquired Company working within the scope of his or her employment at the time of such development or (ii) agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of such Acquired Company as assignee that have conveyed to such Acquired Company ownership of all intellectual property rights in the Company Intellectual Property. To the extent that any Company Intellectual Property has been developed or created by a third party for any Acquired Company, such Acquired Company has a written agreement with such third party with respect thereto and such Acquired Company thereby has obtained ownership of and is the exclusive owner of, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(f)     To the Knowledge of the Seller Parties, in the past four (4) years, none of the Acquired Companies, nor any of its products or services, has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party. To the Knowledge of the Seller Parties, no Person has infringed upon or violated, or is infringing upon or violating, any Company Intellectual Property owned by the Acquired Companies.

(g)     None of the Acquired Companies are subject to any proceeding or outstanding decree, order, judgment, or stipulation (i) restricting in any manner the use, transfer or licensing by such Acquired Company of any of the Company Intellectual Property or (ii) that adversely affects the validity, use or enforceability of the Company Intellectual Property or any product or service of such Acquired Company related thereto.

(h)     None of the source code for any of the Company Proprietary Software has been published or disclosed by any Acquired Company, except pursuant to a written non-disclosure agreement requiring the recipient to keep such source code confidential, or, to the Knowledge of the Seller Parties, by any third party to any other third party except pursuant to licenses or other Contracts requiring such third party to keep such source code confidential.

(i)     Each Acquired Company has taken commercially reasonable steps to protect its rights in its Confidential Information and any trade secret or confidential information of third parties used by such Acquired Company, and, except under confidentiality obligations, to the Knowledge of the Seller Parties, there has not been any disclosure by any Acquired Company of any Confidential Information or any trade secret or confidential information of any third parties.

Section 4.21     Affiliate Matters. Except as set forth on Schedule 4.21, none (a) of the Seller Parties or other equityholders of Shareholder, nor (b) any shareholder, officer, director, manager or member of any Acquired Company or any Seller Party, (b) Person with whom any such shareholder officer, director, member or manager has any direct or indirect relation by blood, marriage or adoption, (c) entity in which such shareholder, officer, director, manager or member or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by such shareholder, officer, director, manager or member and Persons in the aggregate), (d) Affiliate of any of the foregoing, or (e) current or former Affiliate of any Acquired Company has any interest in or is a party to: (i) any Contract with or relating to any Acquired Company, its business or its assets; (ii) any loan for or relating to any Acquired Company, its business or its assets; or (iii) any property (real, personal or mixed, tangible or intangible) used or currently intended to be used by any Acquired Company. Schedule 4.21 also sets forth a true, correct and complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any such Person described above by or to such Acquired Company.

Section 4.22     Customer and Supplier Relations. Schedule 4.22 contains a true, correct and complete list of the names and addresses of the Customers and Suppliers. The Company maintains good commercial relations with each of its Customers and Suppliers and, to the Knowledge of the Seller Parties, no event has occurred that could materially and adversely affect the Company’s relations with any such Customer or Supplier. No Customer (or former Customer) or Supplier (or former Supplier) during the prior twelve (12) months has canceled, terminated or, to the Knowledge of the Seller Parties, made any threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with the Company or to decrease such Customer’s usage of the Company’s services or products or such Supplier’s supply of services or products to the Company. The Company has not received any notice and the Seller Parties do not have any Knowledge to the effect that any current customer or supplier may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.

Section 4.23     Licenses. Schedule 4.23 is a true, correct and complete list of all Licenses held by the Acquired Companies. The Acquired Companies own or possesses all Licenses that are necessary to enable it to carry on their business as presently conducted and as presently planned to be conducted. All Licenses are valid, binding and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any License. The Acquired Companies are in compliance with, and has taken all necessary action to maintain each License. No loss or expiration of any License is pending or, to the Knowledge of the Seller Parties, threatened (other than expiration upon the end of any term). Schedule 4.23 identifies with an asterisk each License set forth therein which by its terms cannot be transferred to the Purchaser at Closing.

Section 4.24     Industry Certifications. Schedule 4.24 sets forth a true, correct and complete list of all industry and technology accreditations, licenses and certifications other than Licenses (“Industry Certifications”) held or obtained by the Acquired Companies. Each such Industry Certification is valid and in full force and effect. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any Industry Certification. Each of the Acquired Companies is in compliance with any rules and guidelines of any certifying body or which is otherwise applicable to each such Industry Certification, and has taken all necessary action to maintain each such Industry Certification. No loss or expiration of any Industry Certification is pending, or, to the Knowledge of the Seller Parties, threatened (other than expiration upon the end of any term).

Section 4.25     Ethical Practices with Governmental Entities. None of the Acquired Companies nor any of their respective representatives has offered or given, and to the Knowledge of the Seller Parties, no Person has offered or given on its behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist such Acquired Company in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist such Acquired Company in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.26     Intentionally Omitted.

Section 4.27     Brokers, Finders and Investment Bankers. Other than as set forth on Schedule 4.27, none of the Acquired Companies, nor any officer, director, manager, employee, member, shareholder or Affiliate of any Acquired Company, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.28     No Medical Services. To the Knowledge of the Seller Parties, none of the Acquired Companies, nor any Seller Party, nor their respective Affiliates or partners, nor any Persons who provide professional services under agreements with any of the foregoing for the benefit of any Acquired Company or the Business, provides any services or engages in any activities which constitute the practice of medicine, including, but not limited to diagnosing, treating, operating for, or prescribing for any ailment, blemish, deformity, disease, disfigurement, disorder, injury, or other physical or mental condition of any person.

Section 4.29     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES), AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE ACQUIRED COMPANIES PURSUANT TO THIS AGREEMENT, THE ACQUIRED COMPANIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party, jointly and severally, represents and warrants to the Purchaser as follows:

Section 5.1     Authorization and Validity of Agreement. Such Seller Party has full power and authority to execute and deliver this Agreement and the Seller Ancillary Documents to which it is a Party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by such Seller Party, the performance by such Seller Party of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate or limited liability company action on the part of such Seller Party. This Agreement has been duly and validly executed and delivered by such Seller Party and do or shall, as the case may be, constitutes the valid and binding agreements of such Seller Party, enforceable against such Seller Party in accordance with their respective terms.

Section 5.2     Absence of Restrictions and Conflicts. The execution, delivery and performance by such Seller Party of this Agreement and the Seller Ancillary Documents to which such Seller Party is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) violate or conflict with such Seller Parties’ Constituent Documents, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which such Seller Party is a party; (b) contravene or conflict with any judgment, decree or order of any Governmental Entity to which such Seller is a party or by which such Seller Party is bound; or (c) contravene or conflict with any Law or arbitration award applicable to such Seller Party.

Section 5.3     Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of the Seller Parties, threatened against, relating to or involving such Seller Party that could adversely affect the ability of such Seller Parties to consummate the transactions contemplated by this Agreement.

Section 5.4     EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES), AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE SELLER PARTIES PURSUANT TO THIS AGREEMENT, THE SELLER PARTIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to Holdings and the Seller Parties as follows:

Section 6.1     Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2     Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the Purchaser Ancillary Documents have been duly and validly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

Section 6.3     Absence of Restrictions and Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the certificate of incorporation or bylaws of the Purchaser; (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Purchaser is a party (other than under any debt-related documents for which the Purchaser shall obtain applicable consents and/or waivers); (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser is bound; or (d) contravene or conflict with any Law or regulation applicable to the Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Purchaser in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

Section 6.4     Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against, relating to or involving the Purchaser that could adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 6.5     Brokers, Finders and Investment Bankers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based on any Contract, arrangement or understanding made by and on behalf of the Purchaser or any of its Affiliates for which the Seller Parties may become liable.

Section 6.6     Financing. Purchaser has sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price and any other payments required to be paid by Purchaser pursuant to ARTICLE III and the fees and expenses of Purchaser related to the transactions contemplated hereby in accordance with this Agreement.

Section 6.7     Investment. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, and is able to bear any economic risks associated with the transactions contemplated by this Agreement. Purchaser is acquiring the Shares as provided in this Agreement solely for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable state and federal securities laws. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment, including a complete loss of its investment in such Shares. Purchaser hereby acknowledges that the Shares have not been registered pursuant to the Securities Act of 1933, as amended, or any state securities laws, and agrees that the Shares may not be sold, offered for sale or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under the Securities Act of 1933, as amended to the extent applicable

Section 6.8     Acknowledgment and Representation by Purchaser. Notwithstanding the delivery of disclosure to the Purchaser or its respective officers, directors, employees, agents or other representatives of any documentation or other information (including any financial projections or other supplemental data), Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Agreement (as modified by the Disclosure Schedules), and any certificate or other instrument delivered by the Acquired Companies pursuant to this Agreement, neither the Seller Parties, the Acquired Companies nor their respective Affiliates, officers, directors, employees, agents or other representatives has made any other representation and warranty of any kind or nature, express or implied. In entering into this Agreement, Purchaser has relied solely upon the representations and warranties of Holdings and the Seller Parties expressly contained in this Agreement and in the Disclosure Schedules, certificates or other instruments delivered pursuant hereto.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1     Further Assurances. In case at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will (and will cause their Affiliates to) take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, at the sole cost and expense of the requesting Party (unless otherwise specified herein).

Section 7.2     Public Announcements. Subject to its legal obligations (including requirements under the applicable Federal securities Laws and the rules and regulations of the New York Stock Exchange), each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release. Holdings and the Seller Parties acknowledge Purchaser’s parent company may be required by the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange to announce the closing of the transactions contemplated by this Agreement and to file such announcement and a copy of this Agreement on Form 8-K and that Purchaser may provide additional financial and other information regarding the Acquired Companies in any investor presentation, related script or press release, and any information contained therein in a Form 8-K to the extent required by the rules and regulations of the Securities and Exchange Commission.

Section 7.3     Non-Competition.

(a)     Confidential Information. The Seller Parties agree not to disclose or use at any time any Confidential Information. The Seller Parties further agree to take all appropriate steps (and to cause each of their Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any Seller Party or any of its Affiliates is requested or required by Law to disclose any Confidential Information, such Seller Party, shall (if permitted by Law) reasonably promptly notify Purchaser in writing of such requirement, and such Seller shall reasonably cooperate with Purchaser and the Acquired Companies at the Acquired Companies’ sole cost to obtain a protective order or other appropriate remedy to preserve the confidentiality of such information consistent with applicable Law; provided, however, that no such notice shall be required with respect to disclosure to any bank, securities, tax or other regulatory authority having valid jurisdiction in the course of examination of the disclosing person’s books and records by such regulatory authority, or in response to any request by such regulatory authority. In the absence of any such order or remedy, the Seller Party shall be permitted hereunder to disclose only that portion of the Confidential Information that such party is advised by counsel is required by Law to be disclosed.

(b)     Non-Competition.

(i)      The Non-Compete Parties hereby acknowledge that (A) each of the Purchaser and the Acquired Companies conduct the Business and has current plans to further expand the Business throughout the Territory and (B) to protect adequately the interest of the Purchaser in the Business and goodwill of the Acquired Companies, it is essential that any non-competition covenant with respect thereto cover all of the Business and the entire Territory.

(ii)     The Non-Compete Parties agree that they shall not, during the Non-Compete Period, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (A) engage in the Business within the Territory; (B) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting, employment, independent contracting or other nature) or lend money to any Person that engages in the Business within the Territory; or (C) perform, teach or instruct any Person to perform services of a type the Business arranges or facilitates, or which are otherwise related to the Business, including, without limitation, independent medical examinations, peer reviews and expert testimony.

(iii)    Notwithstanding any to the contrary contained in this Agreement, this Section 7.3(b) shall not apply to or restrict the activities of any Person other than the Non-Compete Parties or their respective subsidiaries, nor shall this Section 7.3(b) restrict the activities of any existing (as of the Closing Date) portfolio company of ABRY Equity or ABRY Partners. To the Knowledge of the Seller Parties, there are no existing competing businesses owned by ABRY Equity or ABRY Partners or any of their respective portfolio companies.

(c)     Nonsolicitation. The Seller Parties agree that they, and their Affiliates shall not, during the Non-Compete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) (x) recruit or solicit or attempt to recruit or solicit, on his behalf or on behalf of any other Person, any employee of any Acquired Company or any Affiliate thereof, (y) encourage any Person to recruit or solicit any employee of any Acquired Company or an Affiliate thereof, or (z) otherwise encourage any employee of the Acquired Company or any Affiliate thereof to discontinue his or her employment by any Acquired Company or any Affiliate thereof; (ii) solicit any customer of any Acquired Company or Affiliate thereof who is or has been a customer of any Acquired Company on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those sold or provided by any Acquired Company; or (iii) persuade or attempt to persuade any customer or supplier of any Acquired Company or any of its Affiliates to terminate or modify such customer’s or supplier’s relationship with any Acquired Company or any of its Affiliates. Notwithstanding the foregoing, solely for the purposes of this Section 7.3(c), a portfolio company of a Seller Party shall not be deemed to be an Affiliate subject to the restrictions contained in this Section; provided, however, that, during the Non-compete Period, no Seller Party shall knowingly solicit, encourage or instruct any portfolio company to hire any employee of any Acquired Company or otherwise knowingly assist any portfolio company in taking any action that would other constitute a violation of this Section 7.3(c).

(d)     Severability. In the event a judicial or arbitral determination is made that any provision of this Section 7.3 constitutes an unreasonable or otherwise unenforceable restriction against the Seller Parties, the Non-Compete Parties or their Affiliates, the provisions of this Section 7.3 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Seller Parties, the Non-Compete Parties or their Affiliates, as applicable. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 7.3 and to apply the provisions of this Section 7.3 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 7.3 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Seller Parties, the Non-Compete Parties or their Affiliates, as applicable. The time period during which the prohibitions set forth in this Section 7.3 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the Seller Party, the Non-Compete Parties or its Affiliate, as applicable violates such prohibitions in any respect.

(e)     Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 7.3 shall be inadequate, and the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have hereunder.

Section 7.4     Tax Matters.

(a)     Tax Periods Ending on or Before the Closing Date.

(i)       The Seller Parties shall cause to be prepared, in draft form, all income Tax Returns for the Acquired Companies for all Tax periods ending on or prior to the Closing Date (the “Pre-Closing Tax Periods”) the due date of which is after the Closing Date. Collectively, all such income Tax Returns are hereinafter referred to as the “Pre-Acquisition Returns.” All draft Pre-Acquisition Returns shall be prepared consistently with Section 7.4(b) and also in a manner consistent with the past practice of the Acquired Companies, unless otherwise required by Law; provided, however, that none of the draft Pre-Acquisition Returns shall reflect any position for which there is not “substantial authority” (within the meaning of Section 6662(d)(2)(B)(i) of the Code).

(ii)      The parties acknowledge and agree that notwithstanding the provisions concerning the preparation of the draft Pre-Acquisition Returns, the Purchaser has the ultimate responsibility to have prepared, timely filed and to have one of its authorized officers execute all such Pre-Acquisition Returns. Accordingly, the Seller Parties shall ensure that each of the draft Pre-Acquisition Returns, together with the related supporting information, shall be provided to the Purchaser no later than August 1, 2014.

(iii)     Upon receipt thereof, the Purchaser shall have the right to review and provide comments on such draft Pre-Acquisition Return to the Shareholder. If the Purchaser disagrees with the amount of Taxes, other calculations or one or more return positions reflected on such draft Pre-Acquisition Return, it shall provide written notification thereof (a “Tax Dispute Notice”) to the Shareholder at least thirty (30) days before the due date for the filing of such draft Pre-Acquisition Return, after which the parties shall cause their respective tax advisors to confer in good faith to mutually resolve such disagreement. If the Shareholder and the Purchaser are unable to resolve such disagreement within ten (10) days after the receipt of the Tax Dispute Notice, then such disagreement shall be resolved by the Accounting Referee pursuant to the procedures set forth in Section 3.4(c). In the event the Purchaser or the Seller Parties receive any notice or correspondence from the IRS or any relevant Tax authority related to any Pre-Acquisition Return, such Party shall promptly provide the other Party with a copy of such notice or correspondence.

(iv)    The Purchaser shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for Pre-Closing Tax Periods that are not income Tax Returns. At least fifteen (15) Business Days before the due date for the filing of such non-income Tax Returns, Purchaser shall furnish draft copies of such Tax Returns, along with supporting information, to the Shareholder who, along with its tax advisors, shall have the opportunity to review such draft Tax Returns. If the Shareholder disagrees with the amount of Taxes, other calculations or one or more return positions reflected on such draft Tax Returns, it shall provide written notification thereof at least five (5) days before the due date of such Tax Returns after which the parties shall cause their respective tax advisors to confer in good faith to mutually resolve such disagreement. Notwithstanding the time periods set forth above, the Purchaser shall be free to file such Tax Returns by their respective due dates.

(b)     Certain Closing Date Tax Matters. The Parties acknowledge and agree that on the Closing Date the Acquired Companies will become members of the Purchaser’s consolidated group (within the meaning of Treasury Regulation Section 1.1502-1(h)). In this regard, Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(1) provides that the Acquired Companies will become members of the Purchaser’s consolidated group at the end of the day on the Closing Date, and that the tax year of the Acquired Companies ends for all federal income tax purposes at the end of that day (the “End of the Day Rule”). Pursuant to this End of the Day Rule, the Parties agree for all applicable Tax purposes that: (i) the Closing Date shall be the last day included in Pre-Acquisition Returns; (ii) the income, gain, loss, deduction and credit of the Acquired Companies properly recognizable by them on the Closing Date for Tax purposes will be reported on such Pre-Acquisition Returns; and (iii) the actual sale of the Shares by the Shareholder shall be deemed to have occurred immediately prior to the “end of the day.” None of the Parties hereto shall take any Tax Return position inconsistent with the provisions of the previous sentence.

(c)     Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared, and timely file or cause to be timely filed, any Tax Returns of the Acquired Companies for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”).

(d)     Payment of Taxes. The Seller Parties shall be responsible for, and shall indemnify the Purchaser from and against, any Tax with respect to an Acquired Company that is attributable to a Pre-Closing Tax Period (including any Pre-Closing Tax Period for which Tax Returns were filed prior to the Closing Date as well as any Pre-Closing Tax Period covered by a Pre-Acquisition Return) or to that portion of a Straddle Tax Period that ends on the Closing Date, in each case to the extent that such Tax exceeds the amount (if any) reflected as a current liability for such Tax in the Final Working Capital Schedule. Within five (5) Business Days prior to the due date for the payment of any such Tax, if the amount of such Tax for which the Seller Parties are responsible pursuant to this Section 7.4(d) exceeds the amount reflected as a current liability for such Tax in the Final Working Capital Schedule, the Seller Parties shall pay to the Purchaser an amount equal to such excess. For purposes of this Section 7.4(d), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, any (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. The Parties agree that the Tax indemnity obligations set forth in the first sentence of this Section 7.4(d) shall be governed by the terms, conditions, procedures and limitations of Article IX of this Agreement.

(e)     Post-Closing Tax Returns. The Purchaser shall prepare and timely file all Tax Returns required to be filed by the Acquired Companies for all Tax periods which begin after the Closing Date (the “Post-Closing Tax Returns”). The Purchaser shall pay and hold harmless the Seller Parties from and against any Taxes imposed with respect to, or otherwise attributable to, the Tax periods which begin after the Closing Date. The Parties agree that the Tax indemnity obligations set forth in the first sentence of this Section 7.4(e) shall be governed by the terms, conditions, procedures and limitations of Article IX of this Agreement.

(f)     Amended Returns. Without the prior written consent of the Shareholder, the Purchaser shall not: (i) amend any Tax Return with respect to any Pre-Closing Tax Period, or (ii) extend or waive any statute of limitations or other period for the assessment of any Tax imposed with respect to a Pre-Closing Tax Period for which the Seller Parties may be liable to the Purchaser under Section 7.4(d) or Section 9.1(a)(iii); provided, however, that upon the request of the Shareholder or as otherwise required by Law, the Purchaser shall amend a Tax Return with respect to a Pre-Closing Tax Period if such amendment is necessary to make conforming changes that are consistent with the results of an audit or other examination of a Tax Return with respect to a Pre-Closing Tax Period by any Governmental Entity. The Purchaser and the Shareholder shall attempt to agree on the form of any such amended return prior to the filing thereof. If the Purchaser and the Shareholder are unable to reach agreement within ten (10) days after the form of amended return is delivered by the Purchaser to the Shareholder, then such disagreement shall be resolved by the Accounting Referee pursuant to the procedures set forth in Section 3.4(c).

(g)     Cooperation on Tax Matters. The Purchaser and the Shareholder shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(h)     Transfer Taxes. Any Taxes or recording fees payable as a result of the purchase and sale of the Shares or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Seller Parties. The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

Section 7.5     Release. In consideration for the Purchase Price, as of and following the Closing Date, the Seller Parties knowingly, voluntarily and unconditionally release, forever discharge, and covenant not to sue the Acquired Companies from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the Seller Parties have or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any rights or claims arising out of this Agreement or the transactions contemplated hereby.

Section 7.6     Directors’ and Officers’ Insurance. Prior to the Closing, the Company shall purchase, and fully pay all premiums for, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Seller Parties or any Acquired Company’s directors’ and officers’ liability insurance policies as of the date hereof for a period of six (6) years with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Seller Group’s or the Acquired Companies’ current directors’ and officers’ liability insurance policies.

Section 7.7     COBRA. The Acquired Companies will be solely responsible for any obligations arising under Section 4980B of the Code with respect to all "M&A qualified beneficiaries" who experience a “qualifying event” as such terms are defined in Treasury Regulation Section 54.4980B-9.

ARTICLE VIII
CLOSING

Section 8.1     Closing. The Closing shall occur at 5:00 p.m. Eastern Time on the date hereof. The Closing shall take place by the email transmission of executed documents and via wire transfer of the funds, which shall be coordinated by the Parties’ legal counsel.

Section 8.2     Holdings and the Seller Parties’ Closing Deliveries. At the Closing, Holdings and the Seller Parties, as applicable, shall deliver to the Purchaser the following:

(a)     certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other assignment documents;

(b)     the organizational record books, minute books and corporate seal of each Acquired Company;

(c)     a certificate by the secretary or any assistant secretary, officer or manager of each Acquired Company, dated the Closing Date, as to (i) the good standing of such Acquired Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, with applicable certificates of good standing attached, (ii) the completeness and correctness of such Acquired Company’s Constituent Documents, with such Constituent Documents attached, and (iii) the effectiveness of the resolutions of the directors of Holdings and each other Acquired Company, as applicable, authorizing the execution, delivery and performance hereof by Holdings and each other Acquired Company, as applicable, passed in connection herewith and the transactions contemplated hereby;

(d)     the Escrow Agreement executed by the Shareholder;

(e)     the Required Consents;

(f)      the Closing Date Indebtedness Statement in accordance with Section 3.2;

(g)     Payoff letters reasonably satisfactory to Purchaser evidencing that the credit facilities of the Acquired Companies shall be repaid in full by such disbursement of a portion of the Purchase Price (the “Payoff Letters”);

(h)     Evidence reasonably satisfactory to Purchaser that all Liens affecting any property or asset of any Acquired Company (other than Permitted Liens) have been released, or will be released upon repayment of the Closing Date Indebtedness pursuant hereto;

(i)      A non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by Shareholder and in the form and substance reasonably satisfactory to Purchaser;

(j)      Executed resignations and releases from all officers directors and/or managers of each of the Acquired Companies in the form and substance reasonably satisfactory to Purchaser from their positions with such Acquired Company;

(k)     Employment and non-compete agreements executed by the senior management of the Company, effective as of the Closing, in the form and substance reasonably satisfactory to Purchaser; and

(l)     all other documents required to be entered into by the Holdings, the Seller Parties or any of the Acquired Companies pursuant hereto, or all documents reasonably requested by the Purchaser to convey the Shares to the Purchaser or to otherwise consummate the transactions contemplated hereby.

Section 8.3     Purchaser Closing Deliveries. On the Closing, the Purchaser shall deliver, or caused to be delivered, to the Seller Parties the following:

(a)     the portion of the Purchase Price to be paid at Closing pursuant to Article III, paid and delivered in accordance with such Article;

(b)     the Escrow Agreement executed by Purchaser; and

(c)     all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

ARTICLE IX
INDEMNIFICATION

Section 9.1     Indemnification Obligations of Holdings and the Seller Parties.

(a)     Each Seller Party, jointly and severally, shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all Losses arising out of, relating to or resulting from:

(i)       any breach or inaccuracy of any representation or warranty made by Holdings or any Seller Party in Article IV of this Agreement or in any Seller Ancillary Document;

(ii)      any breach of any covenant, agreement or undertaking made by any Acquired Company or the Seller Parties in this Agreement or the Seller Ancillary Documents;

(iii)     any liability or obligation of any Acquired Company for (i) any Taxes that are the responsibility of Seller Parties pursuant to Section 7.4(d) or (ii) the unpaid Taxes of any Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Purchaser in any Disclosure Schedules to this Agreement, the Financial Statements or otherwise;

(iv)     the Closing Date Indebtedness; and

(v)      the matters set forth on Schedule 9.1(a)(v).

(b)     The Seller Parties shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all Losses arising out of or relating to any breach or inaccuracy of any representation or warranty made by any Seller Party in Article V of this Agreement.

The Losses of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 9.2     Indemnification Obligations of the Purchaser. The Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of, relating to or resulting from:

(a)     any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document, whether such representation or warranty is made as of the date hereof or as of the Closing Date; and

(b)     any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document.

The Losses of the Seller Indemnified Parties described in this Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 9.3     Indemnification Procedure.

(a)     Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding (including with respect to Tax matters addressed in Section 7.4) with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (“Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the Party obligated to indemnify under this Agreement (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party materially prejudices the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, then any Purchaser Losses or any Seller Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)     No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such Third-Party Claim pursuant to Section 9.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)     In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a third party complaint, dispute or claim (“Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 9.3(c) it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 9.4. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article IX, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

Section 9.4     Survival Period. The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, twelve (12) months following the Closing Date; provided, however, that each of the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.15 (Tax Returns; Taxes), Section 4.27 (Brokers, Finders and Investment Bankers) and Section 5.1 (Authorization and Validity of Agreement) (collectively, the “Fundamental Representations”), shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely; provided, further, that the representations and warranties contained in Section 4.15 (Tax Returns; Taxes) shall survive only until the date that is sixty (60) days after the expiration of the applicable statute of limitations. The covenants and agreements of the Parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 9.5     Liability Limits.

(a)     Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim for indemnification under Section 9.1(a)(i), or Section 9.1(a)(ii) for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds $562,500 (the “Purchaser Basket”), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses in excess of $562,500. Notwithstanding the foregoing, the Purchaser Basket shall not apply to any Purchaser Losses arising out of or related to fraud, willful misconduct or gross negligence or a breach of the Fundamental Representations, and the Seller Parties shall be liable for all Purchaser Losses with respect thereto. The Seller Parties’ aggregate liability for Purchaser Losses (i) relating to claims for indemnification under Sections 9.1(a)(i) and 9.1(a)(ii) shall not exceed an aggregate of $10,000,000 (the “Cap”), provided that the Cap shall not apply to claims with respect to breaches of the Fundamental Representations, claims based upon fraud or willful misconduct, or claims for breach of any covenant, agreement or undertaking under Sections 7.3 and 7.4 of this Agreement; and (ii) relating to items 1, 2, 3, 6 and 7 of Schedule 9.1(a)(v) of this Agreement shall not, when aggregated with Purchaser Losses described in the foregoing clause (i), exceed an aggregate of the Cap plus an additional $5,000,000 (the “Specific Indemnities Cap”). The Seller Parties’ aggregate liability for Purchaser Losses not limited by the Cap or the Specific Indemnities Cap shall not exceed the Purchase Price.

(b)     Notwithstanding anything contained herein to the contrary, all “material,” “Material Adverse Effect” and similar materiality type qualifications contained in the representations and warranties shall be ignored and not given any effect for the indemnification provisions of this Agreement for purposes of (i) determining the amount of any Losses incurred with respect to the indemnification provisions hereof, and (ii) determining whether the Purchaser Basket has been surpassed.

Section 9.6     Source of Payment of Claims. All payments owed by Seller Parties to the Purchaser Indemnified Parties pursuant to this ARTICLE IX shall be made (i) first, by disbursement from the Escrow Fund, (ii) second, to the extent due and payable hereunder, by reduction of the Earnout Payment Amount, and (iii) thereafter, directly by wire transfer of immediately available funds from the Seller Parties.

Section 9.7     No Subrogation. No Seller Party shall have any right of indemnification, contribution or subrogation against Holdings, the Purchaser or any of their respective Affiliates with respect to any indemnification payment made by or on behalf of any Seller Party under this Article IX.

Section 9.8     Insurance Benefits. The indemnification provided for in this Article IX is not intended and shall not be deemed to limit, condition, reduce or supplant the primary availability of any insurance that would be available in the absence of such indemnification. The amount of any Loss for which indemnification is provided under this Article IX shall be net of any insurance proceeds actually received by an Indemnified Party as an offset against such Loss after deducting any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks. The pendency of an insurance claim or the potential availability of insurance coverage shall not relieve any Indemnifying Party of its obligation to pay, or to cause the Escrow Agent to pay, Losses when and as incurred by an Indemnified Party. Upon receipt of any amounts relating to the claim of any Loss by the Indemnified Party through insurance, the net recovery amount shall promptly be paid in full to the Indemnifying Party to offset any indemnification payment actually made.

Section 9.9     Exclusive Remedy. Except for actual fraud, from and after the Closing, the indemnities provided in this Article IX shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any agreement entered into in connection herewith.

Section 9.10   Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article IX shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1     Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by email, facsimile transmission, national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:	ExamWorks, Inc. 3280 Peachtree Road, Suite 2625 Atlanta, GA 30305 Attn: Chief Financial Officer Facsimile No.: (404) 420-2341 Email: miguel.fernandez@examworks.com

with a copy to:	Paul Hastings LLP 1170 Peachtree Street, NE, Suite 100 Atlanta, Georgia 30309 Attn: Reinaldo Pascual Facsimile No.: (404) 685-5227 Email: reypascual@paulhastings.com

To Holdings and the
Seller Parties:	c/o ABRY Partners 111 Huntington Avenue, 29th Floor Boston, MA 02199 Attn: Rob MacInnis, Timothy Nickel Facsimile No.: (617) 859-2959 Email: rmacinnis@abry.com, tnickel@abry.com

with a copy to:	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attn: Armand A. Della Monica Facsimile No.: (212) 446-6460 Email: adellamonica@kirkland.com or to such other representative or at such other postal address, email address or facsimile number of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by facsimile or email, (c) upon transmission by email if receipt is confirmed by email or facsimile, (d) on the first (1st) Business Day following delivery to a national overnight courier service or (e) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 10.2     Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of the Purchaser, to a successor (or surviving entity to a merger) upon the sale of all or substantially all of its assets or business, or to its lenders under its credit facilities. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 10.3     Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 10.4     Controlling Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. Except with respect to any action, dispute, suit or proceeding arising under Section 3.4 hereof (which shall first be resolved in accordance with the dispute resolution mechanisms contained therein), each Party irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the state courts sitting in the State of Delaware and of the United States District Court for the District of Delaware for any action, dispute, suit or proceeding arising out of or relating to this Agreement (and each party irrevocably and unconditionally agrees not to commence any such action, dispute, suit or proceeding except in such courts); (b) waives any objection to the laying of venue of any such action, dispute, suit or proceeding in any such courts; and (c) waives and agrees not to plead or claim that any such action, dispute, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

Section 10.5     Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 10.6     Counterparts. This Agreement may be executed in two or more counterparts (including by electronic mail, facsimile or other electronic means), each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 10.7     Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties and, only with respect to Article IX, the Purchaser Indemnified Parties and the Seller Indemnified Parties and the respective successors or permitted assigns of each of the foregoing, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 10.8     Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 10.9     Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto. The respective representations and warranties of the Parties contained in the Agreement or any certificate or other document delivered by any Party at or prior to the Closing and the rights to indemnification set forth in the Agreement shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a Party.

Section 10.10   Interpretation. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder. The words “include,” “includes” and “including” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to sections, schedules and exhibits are intended to refer to Sections, Disclosure Schedules and Exhibits of this Agreement. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; and (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

Section 10.11   Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 10.12   Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) Holdings and the Seller Parties shall pay the fees, costs and expenses of the Acquired Companies and the Seller Parties incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to the Acquired Companies and the Seller Parties.

[Signatures provided on following page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER: EXAMWORKS, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name:	J. Miguel Fernandez de Castro
Title:	SEVP and Chief Financial Officer

HOLDINGS: G&L INTERMEDIATE HOLDINGS, INC.

By:	/s/ John P. McDonough
Name:	John P. McDonough
Title:	Chief Financial Officer

SELLER PARTIES: G&L INVESTMENT HOLDINGS, LLC

By:	/s/ Robert P. MacInnis
Name:	Robert P. MacInnis
Title:	Vice President and Assistant Secretary

ABRY PARTNERS V, L.P.
By:	ABRY Capital Partners, L.P., Its General Partner
By:	ABRY Capital Partners, LLC,
Its General Partner

By:	/s/ Robert P. MacInnis
Name:	Robert P. MacInnis

ABRY SENIOR EQUITY II, L.P.
By:	ABRY Senior Equity Investors II, L.P.,
Its General Partner
By:	ABRY Senior Equity Holdings II, LLC,
Its Sole General Partner

By:	/s/ Robert P. MacInnis
Name:	Robert P. MacInnis